Exhibit 10.9

Ref: ASR2017/12425

05 April 2017

Private & Confidential

Steven Holmes

19 St. Peter's Street

Stamford

Lincolnshire

PE9 2PQ

Dear Steven

I am pleased to confirm that with effect from 1st April 2017, your salary will be increased to £162,400.00 per annum.

This increase will be reflected in your next salary payment, which will be paid into your bank account on the 28th April 2017.

I would like to take this opportunity to thank you for your continued contribution to the company.

Yours sincerely

Luke Alvarez

 pp

Luke Alvarez

President and CEO

Inspired Gaming (UK) Limited, Registered in England Number: 03565640

Registered Office: 3, The Maltings, Wetmore Road, Burton-On-Trent

Staffordshire

DE14 1SE

Inspired Gaming (UK) Limited is part of Inspired Gaming Group Limited